SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                          ----------------------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              Worldbid Corporation
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                                (Name of Issuer)



                                  Common Stock
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                         (Title of Class of Securities)



                                    98156R108
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                                 (CUSIP Number)


                                December 31, 2000
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             (Date of Event Which Requires Filing of This Statement)


Check the Appropriate box to designate the rule pursuant to which this schedule is filed:

|_|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|X|      Rule 13d-1(d)

CUSIP 98156R108                        13G                     Page 2 of 5 Pages

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1     Name Of Reporting Persons
      I.R.S. Identification Nos. Of Above Persons
      Scott Wurtele, N/A
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2     Check The Appropriate Box If A Member Of A
        Group (See Instructions)                                     (a) |_|
                                                                     (b) |_|
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3     SEC Use Only
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4     Citizenship Or Place Of Organization
      Canadian
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                5     Sole Voting Power
 NUMBER OF            6,015,000
                ----------------------------------------------------------------
  Shares        6     Shared Voting Power
Beneficially          -0-
                ----------------------------------------------------------------
 Owned By       7     Sole Dispositive Power
   Each               6,015,000
                ----------------------------------------------------------------
 Reporting      8     Shared Dispositive Power
Person With           -0-
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9     Aggregate Amount Beneficially Owned By Each Reporting Person
      6,015,000
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10    Check If The Aggregate Amount In Row (9) Excludes Certain Shares
        (See Instructions)

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11    Percent Of Class Represented By Amount In Row 9
      38.19%
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12    Type Of Reporting Person (See Instructions)
      IN
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

CUSIP 98156R108                        13G                     Page 3 of 5 Pages

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Item 1  (a).  Name of Issuer:

Worldbid Corporation

Item 1  (b).  Address of Issuer's Principal Executive Offices:

1110 - 1175 Douglas Street
Victoria, B.C., CANADA V8W 2E1

Item 2  (a).  Name of Person Filing:

Scott Wurtele

Item 2  (b).  Address of Principal Business Office or, if None, Residence:

1110 - 1175 Douglas Street
Victoria, B.C., CANADA V8W 2E1

Item 2  (c).  Citizenship:

Canadian

Item 2  (d).  Title of Class of Securities:

Common

Item 2  (e).  CUSIP Number:

98156R108

Item 3.   If this statement is filed pursuant to Rules 13d-1(b),  or 13d-2(b) or
          (c), check whether the person filing is a:

          (a)  |_| Broker or dealer registered under Section 15 of the Act;

          (b)  |_| Bank as defined in Section 3(a)(6) of the Act;

          (c)  |_| Insurance Company as defined in Section 3(a)(19) of the Act;

          (d)  |_|  Investment   Company  registered  under  Section  8  of  the
               Investment Company Act;

          (e)  |_|    Investment     adviser    in    accordance    with    Rule
               13d-1(b)(1)(ii)(E);

          (f) |_| Employee benefit plan or endowment plan in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) |_| Parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940:

          (j)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(j).

|_| If this statement is filed pursuant to Rule 13d-1(c), check this box.

CUSIP 98156R108                        13G                     Page 4 of 5 Pages

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Item 4.   Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities identified in Item 1.

          (a)  Amount beneficially owned:

               6,015,000

          (b)  Percent of class:

               38.19%

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote

                    6,015,000

               (ii) Shared power to vote or to direct the vote

                    -0-

               (iii) Sole power to dispose or to direct the disposition of

                    6,015,000

               (iv) Shared power to dispose or to direct the disposition of

                    -0-

Instruction. For computations regarding securities which represent a right to acquire an underlying security, see Rule 13d-3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class.

          If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

CUSIP 98156R108                        13G                     Page 5 of 5 Pages

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Item 8.   Identification and Classification of Members of the Group.

          Note. If a group has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule prusuant to Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9.   Notice of Dissolution of Group.


Item 10.  Certification.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    February 13, 2001
                                          --------------------------------------
                                                        (Date)

                                                  /s/ Scott Wurtele
                                          --------------------------------------
                                                      (Signature)


                                                     Scott Wurtele
                                          --------------------------------------
                                                      (Name/Title)